As filed with the Securities and Exchange Commission on August 31, 2011
                                                  Registration No. 333-________



                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                     INNOVATIVE PRODUCT OPPORTUNITIES, INC.
           (Exact name of registrant as specified in its charter)

          Delaware                                       42-1770123
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)



7235-88077 Belshire Gate                                       L5N 8M1
Mississauga Ontario, Canada                                 (Zip Code)
(Address of principal executive offices)


                    Innovative Product Opportunities, Inc.
                      August 2011 Stock Option Plan
                         (Full title of the plans)

Doug Clark                                          Copy to:
Principal Executive Officer                       Peter J. Gennuso, Esq.
Innovative Product Opportunities, Inc.            GERSTEN SAVAGE LLP
7235-88077 Belshire Gate                     600 Lexington Avenue, 9th Floor
Mississauga Ontario, Canada L5N 8M1                   New York, NY 10022
(347) 789-7131                                       (212) 752-9700
(Name, address and telephone
  number of agent for service)






Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer []       Non-accelerated filer  []
Accelerated filer []             Smaller reporting company [X]

                      CALCULATION OF REGISTRATION FEE

Title of       Amount        Proposed Maximum Proposed Maximum     Amount of
Securities to  to be         Offering Price   Registered Aggregate Registration
be Registered  Registered(1) per Share(2)     Offering Price (1)   Fee
- -------------- -----------   ---------------  -------------------- ----------
Common Stock,
$0.0001 par
value          150,000,000       $ 0.08       $ 12,000,000          $ 1,393.20

Total
Registration
Fee            150,000,000       $ 0.08       $ 12,000,000          $ 1,393.20


(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on August 23, 2011.

                    ----------------------------------------
                               TABLE OF CONTENTS
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1. Plan Information.......................................3

        Item 2. Registrant Information and Employee
                Program Annual Information.............................3
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3. Incorporation of Documents by Reference................4

        Item 4. Description of Securities..............................4

        Item 5. Interests of Named Experts and Counsel.................4

        Item 6. Indemnification of Directors and Officers..............5

        Item 7. Exemption from Registration Claimed....................5

        Item 8. Exhibits...............................................5

        Item 9. Undertakings...........................................5

SIGNATURES ............................................................7

INDEX TO EXHIBITS
Exhibit 4.1

Exhibit 5.1

Exhibit 23.1

Exhibit 23.2
                    ________________________________________
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by
Part I of Form S-8 has been omitted from this registration statement on Form S-8.

Item 2. Registrant Information and Employee Program Annual Information.

The registrant will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Innovative Product Opportunities, Inc. 7235-88077 Belshire Gate, Mississauga Ontario, Canada L5N 8M1 (347) 789-7131.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents are hereby incorporated by reference:

(a) The registrant's annual report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 29, 2011, pursuant to Section 13(a)or 15(d) of the Securities Exchange Act of 1934, as amended
     (the "Exchange Act").
(b) The registrant's quarterly reports on Form 10Q filed on May 5, 2011 and August 08, 2010.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in (a) above, except current reports on Form 8-K to the extent they contain information furnished pursuant to either
Item 2.02, Item 7.01 or Item 9.01 thereof.

In addition to the forgoing, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Gersten Savage LLP, New York, New York will pass on the validity of the issuance of common stock registered hereby.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, authorizes the registrant to indemnify any director or officer, under certain prescribed circumstances, and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The registrant's Amended and Restated Certificate of Incorporation, as amended, contains provisions relating to the indemnification of directors and officers and its By-Laws extends such indemnities to the full extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which it could not indemnify such persons.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.             Description

4.1            Innovative Product Opportunities, Inc. August 2011 Stock Option
                Plan, dated August 30, 2011 (filed herewith).

5.1             Opinion of Gersten Savage LLP


23.1            Consent of De joya Griffith & Company LLC.

23.2            Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.
    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1933 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on the 30th day of August 2011.

                                          INNOVATIVE PRODUCT OPPORTUNITIES,INC.

                                           By /s/ Doug Clark
                                           ---------------------------
                                           Doug Clark
                                           Principal Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                       TITLE                                   DATE


By:/s/ Doug Clark    President, Chief Executive Officer       August 31 2011
-----------------    Chairman and Director
  Doug Clark


By:/s/ Robert McLean      Chief Financial Officer                August 31 2011
- -------------------------
  Robert McLean


By:/s/ Grant Stummer         Director                          August 31 2011
- -------------------------
  Grant Stummer